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                                                                      EXHIBIT 99

                                PROFFITT'S, INC.

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                                         CONTACT:
FOR RELEASE:   8:00 A.M. E.D.T.          Julia Bentley
               on Friday May 2, 1997     (423) 983-7000
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                           PROFFITT'S INC. ANNOUNCES
                          PROPOSED RULE 144A OFFERING
                                OF SENIOR NOTES

     Proffitt's, Inc. (Nasdaq: PRFT) announced that it intends to offer $100 million of Senior Notes due 2004 to qualified institutional buyers, certain institutional accredited investors and foreign persons. The Notes offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from registration under federal and state securities laws.

     The net proceeds of the offering will be used primarily to repay mortgage and other secured indebtedness of Proffitt's and its subsidiaries, with the balance used to reduce borrowings under the Company's revolving credit facility and for general corporate purposes.

     The offering is being made to reduce the Company's secured borrowings and indebtedness bearing interest at floating rates, to extend maturities, and to increase the Company's flexibility.

     The Company is also seeking to (i) amend its existing senior bank credit facility to, among other things, increase the committed amounts thereunder from $275 million to up to $350 million and extend the maturity of such facility by five years. Furthermore, the Company is pursuing a restructuring of its existing accounts receivable financing arrangements in an effort to extend the term of a portion of such arrangements from one year to 3-5 years through the sale of fixed interest rate asset-backed securities.

     Proffitt's is a leading regional department store chain operating 175 stores in 24 states primarily in the Southeast and Midwest.

     THIS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES.